Exhibit 5.1

October 8, 2025

CPS Technologies, Inc.

111 S Worcester St,

Norton, MA 02766

Re: Registration Statement on Form S-3 (No. 333-282266)

To the addressee set forth above:

We have acted as counsel to CPS Technologies Corp., a Delaware corporation (the “Company”), in connection with the offering and sale by the Company of shares of common stock (the “Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), initially filed with the Securities and Exchange Commission (the “Commission”) on September 20, 2024 (Registration No. 333-282266) (as amended on Form S-3/A on October 15, 2024, the “Registration Statement”) and were offered pursuant to a base prospectus dated September 20, 2024 (the “Base Prospectus”), a preliminary prospectus supplement, dated October 6, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated October 8, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares were sold pursuant to an underwriting agreement dated October 7, 2025, by and between the Company and Roth Capital Partners, LLC, as representative of the several underwriters named in Schedule I thereto (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Shares are duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers and are issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company complied with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Nutter, McClennen & Fish LLP October 8, 2025 Page 2

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated October 8, 2025 and to the reference to our firm in the Preliminary Prospectus and the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Nutter, McClennen & Fish LLP